UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2021

COMPUTER TASK GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-9410	16-0912632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY		14209
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 882-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $.01 par value	CTG	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2021, the Board of Directors of the Company (the “Board”) elected Ms. Kathryn Stein as a Class II director of the Company effective as of July 1, 2021 to fill the vacancy created by the retirement of Mr. Owen J. Sullivan from the Board. Ms. Stein will hold office until the next annual meeting of shareholders and until her successor shall have been elected and qualified.

The Board appointed Ms. Stein to serve as a member of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee of the Board. The Board has affirmatively determined that Ms. Stein is “independent” under Nasdaq listing standards.

Ms. Stein is the Chief Strategy Officer and Global Business Leader, Enterprise Services for Genpact, a business processes outsourcing and IT services public company. As Chief Strategy Officer, she leads the development and execution of Genpact’s corporate strategy, including Genpact’s focus on priority service lines and the realignment of its product and solution portfolio. As Global Leader for Enterprise Services, she leads Genpact’s core services portfolio encompassing all industries, including finance and accounting, order management, source to pay, supply chain and enterprise risk. She is also responsible for Genpact’s M&A and Alliances function. Prior to joining Genpact in 2016, Ms. Stein served as a Partner of Mercer, a global consulting firm, where she had leadership roles in retirement, health and benefits, North America regional strategy and operations and global strategy and corporate development. Prior to joining Mercer in 2010, Ms. Stein served as a project leader for The Boston Consulting Group, a global consulting company. Ms. Stein earned her Master of Business Administration degree from Columbia University and her Bachelor of Science degree from The University of North Carolina at Chapel Hill.

There are no arrangements or undertakings between Ms. Stein and any other persons pursuant to which she was elected as a director of the Company. There are no family relationships between Ms. Stein and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Ms. Stein and the Company.

Ms. Stein will receive the same compensation for service on the Board as that of the other non-employee directors of the Company. Upon her appointment as a director Ms. Stein will receive a retainer of $37,500 per quarter which will be paid in the form of (i) 60% in restricted stock units subject to the terms and conditions set forth in the Company’s 2020 Equity Award Plan and (ii) 40% cash.

The Company will enter into its standard form of indemnification agreement for directors with Ms. Stein, which indemnification agreement, among other matters, requires the Company to (1) indemnify Ms. Stein against certain liabilities that may arise by reason of her status or service as a director and (2) to advance Ms. Stein’s expenses incurred as a result of a proceeding as to which she may be indemnified. The indemnification agreement is intended to provide indemnification rights to the fullest extent permitted under applicable law, including the applicable indemnification rights statutes in the State of New York, and is in addition to any rights a director may have under the Company’s Restated Certificate of Incorporation and Restated By-laws. The Company’s standard form of indemnification agreement for directors is filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2021 and incorporated herein by reference.

In connection with the appointment of Ms. Stein, the Board of Directors accepted the resignation of Owen J. Sullivan from the Board, as a member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of the Board. Mr. Sullivan indicated that his resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release, dated July 1, 2021.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

Date: July 1, 2021	By:	/s/ Peter P. Radetich
Peter P. Radetich
Senior Vice President, General Counsel & Secretary